Registration No. 333-

As filed with the Securities and Exchange Commission July 12, 2021

  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Unico American Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	95-2583928
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

26050 Mureau Road
Calabasas, California 91302
(Address of Principal Executive Offices) (Zip Code)

Unico American Corporation 2021 Equity Incentive Plan
(Full Title of the Plan)

Copies to:

Michael Budnitsky
Chief Executive Officer, President, Chief Operations Officer, and Secretary	David Allen, Esquire
Unico American Corporation	Holland & Knight LLP
26050 Mureau Road	200 Crescent Court, Suite 1600
Calabasas, California 91302	Dallas, Texas 75201
(818) 591-9800	(214) 964-9500
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, no par value	500,000	$4.65	$2,325,000	$253.66
_________________________
(1)
The number of shares of common stock, no par value ("Common Stock"), of Unico American Corporation (the "Company") represents the maximum number of shares that may be issued under the Unico American Corporation 2021 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares of Common Stock, no par value, of the Company that may become issuable under the Plan as a result of share distributions, share splits or similar transactions involving Common Stock in accordance with the antidilution provisions of the Plan.
(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low sale prices for the Common Stock as reported on the NASDAQ Global Select Market on July 8, 2021.
(3)
Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

This registration on Form S-8 (the "Registration Statement") is being filed by Unico American Corporation, a Nevada corporation (the "Company"), to register 500,000 of its common stock, no par value ("Common Stock"), issuable to eligible non-employee directors, officers, employees, independent contractors, consultants and advisors of the Company and its subsidiaries under the Unico American Corporation 2021 Equity Incentive Plan (the “Plan”).

PART I.

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of the Registration Statement will be sent or given by the Company to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission ("SEC") either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of the Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference in this Registration Statement:

(1)
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 31, 2021;

(2)
The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 17, 2021;

(3)
The Company's Current Reports on Form 8-K, filed on January 26, 2021, February 1, 2021, February 11, 2021, February 18, 2021, February 23, 2021, March 1, 2021, May 17, 2021, June 3, 2021, June 17, 2021, June 22, 2021, and June 25, 2021;

(4)
The Company's Definitive Proxy Statement for its 2021 Annual Meeting of Shareholders, filed on April 28, 2021; and

(5)
The description of the Common Stock contained in the Company's Registration of Securities pursuant to Section 12(g) of the Securities Act having an effective date of November 24, 1969.

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (the "Nevada Law") empowers a corporation to indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party was not liable as provided under Section 78.138 of the Nevada Law or acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit if the Indemnified Party was not liable as provided under Section 78.138 of the Nevada Law or acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

Subsection 1 of Section 78.751 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) of Section 78.7502 of the Nevada Law described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such civil or criminal action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification under Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to said Section 78.751 does not exclude any other rights to which the person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses will continue as to an Indemnified Party who has ceased to hold one of positions specified above, and will inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person's status as an Indemnified Party whether or not the corporation would have the power to indemnify such person against such liability and expenses.

The Company maintains a policy of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain costs that may be incurred by them in connection with the defense of certain claims which may brought against such persons in their capacity as a director or officer of the Company.

The Company has entered into indemnification agreements with each of its directors and its current executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Nevada Law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Document

4.1	Articles of Incorporation of Unico American Corporation (Incorporated herein by reference to Exhibit 3.1 to the Company's annual report on Form 10-K for the fiscal year ended March 31, 1984).

4.2	Second Amended and Restated Bylaws of Unico American Corporation (Incorporated by reference to Exhibit 3.1 to the Company's current report on Form 8-K filed on July 16, 2019).

4.3	Amendment No. 1 to Second Amended and Restated Bylaws effective December 9, 2019 (Incorporated by reference to Exhibit 3.1 to the Company's current report on Form 8-K filed on December 11, 2019).

4.4	Amendment No. 2 to Second Amended and Restated Bylaws effective January 10, 2020 (Incorporated by reference to Exhibit 3.1 to the Company's current report on Form 8-K filed on January 14, 2020).

5.1	Opinion of Ballard Spahr LLP.

23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

23.2	Consent of JLK Rosenberger LLP.

24.1	Power of Attorney (contained on signature page).

99.1	Unico American Corporation 2021 Equity Incentive Plan (Incorporated by reference to Appendix A to the Company's Definitive Proxy Statement on Schedule 14A, filed April 28, 2021).

Item 9. Undertakings

(a)           The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)            to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective Registration Statement;

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, California, on this 12th day of July, 2021.

UNICO AMERICAN CORPORATION

By:	/s/ Michael Budnitsky
Michael Budnitsky
Chief Executive Officer, President, Chief Operations Officer, and Secretary

POWER OF ATTORNEY

We, the undersigned directors and officers of Unico American Corporation (the “Company”) hereby severally constitute and appoint Michael Budnitsky, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Michael Budnitsky may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued under the Unico American Corporation 2021 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Michael Budnitsky shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Michael Budnitsky	Chief Executive Officer, President, Chief Operations Officer, and Secretary	July 12, 2021
Michael Budnitsky	(Principal Executive Officer)

/s/ Renai J. Effarah	Treasurer and Chief Financial Officer	July 12, 2021
Renai J. Effarah	(Principal Financial Officer, and Principal Accounting Officer)

Signatures	Title	Date

/s/ Steven L. Shea	Executive Chairman of the Board	July 12, 2021
Steven L. Shea

/s/ Gerald J. Altonji	Director	July 12, 2021
Gerald J. Altonji

/s/ Erwin Cheldin	Director	July 12, 2021
Erwin Cheldin

/s/ John B. Keefe, Sr.	Director	July 12, 2021
John B. Keefe, Sr.

/s/ Joycelyn M. Ray	Director	July 12, 2021
Joycelyn M. Ray

/s/ Jeffrey M. Tuder	Director	July 12, 2021
Jeffrey M. Tuder